UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Argo Group International Holdings, Ltd.

(Name of Registrant as Specified In Its Charter)

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On March 20, 2023, Argo Group International Holdings Ltd., a Bermuda exempted company limited by shares (the “Company”) filed a definitive proxy statement on Schedule 14A (together with the Company’s preliminary proxy statement filed on March 6, 2023, the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated February 8, 2023, by and among the Company, Brookfield Reinsurance Ltd. (“Brookfield Reinsurance”) and BNRE Bermuda Merger Sub Ltd., an indirect wholly owned subsidiary of Brookfield Reinsurance (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company in accordance with the Bermuda Companies Act 1981 (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Brookfield Reinsurance.

On March 7, 2023, March 8, 2023, March 28, 2023, March 29, 2023 and April 1, 2023, complaints were filed (the “Complaints”) alleging, among other things, that the Proxy Statement omitted material information that rendered it incomplete or misleading. The lawsuits, each filed by a purported shareholder of the Company in an individual capacity and/or on behalf of all others similarly situated, were filed in federal court and are captioned Stein v. Argo Group Int’l Holdings. Ltd., et al., 1:23-cv-01947 (S.D.N.Y.), O’Dell v. Argo Group Int’l Holdings, Ltd., et al., C.A. No. 1:23-cv-01999 (S.D.N.Y.), Jones v. Argo Group Int’l Holdings. Ltd., et al., 1:23-cv-02606 (S.D.N.Y), Ballard v. Argo Group Int’l Holdings, Ltd., et al., 1:23-cv-02635 (S.D.N.Y) and Montgomery v. Argo Group Int’l Holdings, Ltd., et al., 1:23-cv-02749 (S.D.N.Y). As a result of the alleged omissions, one or more of the lawsuits seek to hold the Company and/or its directors liable for violating Sections 14(a) and/or 20(a) of the Securities Exchange Act of 1934, as amended, as well as Rule 14a-9 promulgated thereunder. The relief sought in one or more of the Complaints includes enjoining the consummation of the Merger unless and until the defendants disclose certain allegedly material information, rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, granting rescissory damages, directing the defendants to disseminate a proxy statement that does not contain any untrue statements of material fact, directing the defendants to account for all alleged damages suffered as a result of the defendants’ alleged wrongdoing, declaring that defendants violated securities laws, awarding the plaintiffs their respective costs and disbursements, including reasonable attorneys’ and experts’ fees and expenses and such other relief as the court may deem just and proper.

On March 9, 2023, March 13, 2023, March 17, 2023, March 30, 2023 and March 31, 2023, Matthew Whitfield, Jeffrey D. Justice, II, William Mantesta, Jon Smith, Miriam Nathan, Christopher Scott and Alfred Yarkony, purported shareholders of the Company, sent demand letters to the Company (the “Demand Letters”). One or more of the Demand Letters alleged that the Proxy Statement omitted material information that rendered it false and misleading or otherwise had disclosure deficiencies in violation of federal securities laws. The Demand Letters demand corrective disclosure to the Proxy Statement.

The Company believes that the claims brought in the Complaints and the Demand Letters are without merit and that no supplemental disclosure is required under applicable laws. However, in order to reduce the risk of the Complaints or Demand Letters delaying or adversely affecting the Merger or the other transactions contemplated by the Merger Agreement and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the Proxy Statement by providing the additional information presented below in this supplement to the Proxy Statement (the “Supplement”). Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein. To the contrary, the Company specifically takes the position that no further disclosure of any kind was or is required to supplement the Proxy Statement under applicable laws.

Supplemental Disclosure to the Proxy Statement

The supplemental disclosures set forth below amend and supplement the disclosures contained in the Proxy Statement and should be reviewed in conjunction with the disclosures contained in the Proxy Statement, which in turn should be carefully read in their entirety. To the extent information set forth in the below supplemental disclosures differs from or updates information contained in the Proxy Statement, the information in this Supplement shall supersede the applicable information contained in the Proxy Statement. All page references are to the definitive Proxy Statement, and capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Proxy Statement.

1.	The disclosure in the second full paragraph on page 25 of the Proxy Statement in the section entitled “Background of the Merger” is hereby amended and restated as follows (with the new text underlined):

On April 26, 2022, the Argo Group board of directors met, with representatives of Argo Group’s management, Goldman Sachs and Skadden present, at which meeting, among other things, the board of directors determined to initiate a strategic review process for Argo Group, including exploring a potential sale, merger or other strategic transaction with respect to Argo Group, and to issue a press release announcing the initiation of the strategic review process.

2.	The disclosure in the fifth full paragraph on page 25 of the Proxy Statement in the section entitled “Background of the Merger” is hereby amended and restated as follows (with the new text underlined):

Later on April 28, 2022, representatives of Goldman Sachs, acting at the direction of the Argo Group board of directors, began outreach to a list of potential counterparties approved by Argo Group (which included both financial sponsors and strategic acquirors), including sharing a form of confidentiality agreement with such potential counterparties. During the nine-month period between April 2022 and the time of entry into the merger agreement with Brookfield Reinsurance, more than 80 potentially interested parties were contacted at the direction of the Argo Group board of directors.

3.	The disclosure in the fifth and sixth full paragraphs on page 27 of the Proxy Statement in the section entitled “Background of the Merger” is hereby amended and restated as follows (with the new text underlined and stricken language removed):

On September 30, 2022, the Argo Group board of directors met, with representatives from Argo Group’s management, Goldman Sachs and Skadden present, to discuss, among other things, the status of outreach to potential interested parties regarding a business combination transaction following the announcement of the LPT and the sale of the Lloyd’s Syndicate 1200 business. At the meeting, representatives from Argo Group’s management presented the financial projections to the directors, which reflected the expected impact of the LPT and Lloyd’s Syndicate 1200 sale and which are summarized in further detail in the section of this proxy statement entitled “Certain Argo Group Prospective Financial Information”.

On October 10, 2022, the strategic review committee met, with representatives from Argo Group’s management, Goldman Sachs and Skadden present. At the meeting, the members of the strategic review committee were presented with an updated confidential information memorandum that would be provided to potential counterparties that entered into confidentiality agreements with Argo Group, which included the financial projections reflecting the expected impact of the LPT and the Lloyd’s Syndicate 1200 sale.

4.	The disclosure in the final partial paragraph on page 27 of the Proxy Statement continuing onto page 28 of the Proxy Statement in the section entitled “Background of the Merger” is hereby amended and restated as follows (with the new text underlined):

On November 1, 2022, Argo Group received an initial, non-binding indication of interest from Brookfield Reinsurance, pursuant to which Brookfield Reinsurance proposed to acquire all of the outstanding common shares of Argo Group for $30.00 per common share in cash. The proposal assumed that Argo Group’s existing debt and preferred shares would remain outstanding following the closing of a transaction. None of the indications of interest received from Brookfield Reinsurance otherwise mentioned management retention in the merged company following a potential transaction or provided any further discussion or detail regarding the rollover of Argo Group’s preferred shares in the surviving company. Argo Group also received a revised, non-binding indication of interest for a reverse merger transaction from Party A and an initial, non-binding indication of interest for a reverse merger transaction from an additional party, which we refer to as “Party E.” Party A proposed a stock-for-stock merger with pro forma ownership of 35-37% for Argo’s existing shareholders and 63-65% for Party A’s shareholders following completion of the proposed transaction and an implied value ranging from $29.78 to $33.09 for each Argo Group common share, with such pro forma ownership split and implied per common share value based on Party A’s valuation assumptions which Argo Group had not yet been able to verify through diligence. Party A also stated that in connection with its proposed transaction, it would expect to release up to $500 million of excess capital to repurchase shares from Argo Group shareholders following completion of the transaction. Party E proposed a stock-for-stock merger with pro forma ownership of 41.2% for existing Argo shareholders and 58.8% for Party E’s shareholders following completion of the proposed transaction and an implied value of $40.40 per Argo Group common share, with such pro forma ownership split and implied per common share value based on Party E’s valuation assumptions which Argo Group had not yet been able to verify through diligence. Party C did not submit a revised indication of interest as part of the outreach process following the announcement of the sale of the Lloyd’s Syndicate 1200 business.

5.	The disclosure in the fourth full paragraph on page 28 of the Proxy Statement in the section entitled “Background of the Merger” is hereby amended and restated as follows (with the new text underlined):

On November 17, 2022, representatives of Goldman Sachs, acting at the direction of the Argo Group board of directors, distributed a second round process letter to Brookfield Reinsurance, Party A, Party B and Party E, which set forth procedures and timing for the submission of second round bids and merger agreement markups by the parties.

6.	The disclosure in the first full paragraph on page 33 of the Proxy Statement in the section entitled “Background of the Merger” is hereby amended and restated as follows (with the new text underlined):

On February 13, 2023, Mr. Plants informed Argo Group that he intended to step down from the Argo Group board of directors, effective immediately, in order to redirect his efforts to other priorities following the completion of Argo Group’s strategic review process. His resignation from the Argo Group board of directors does not reflect a change in Voce’s support for the transaction or alter their obligations in respect of the transaction as set forth in the voting agreement.

7.	The disclosure in the final partial paragraph on page 40 of the Proxy Statement continuing onto page 41 of the Proxy Statement in the section entitled “Opinion of Argo Group’s Financial Advisor” is hereby amended and restated as follows (with the new text underlined):

Based on the results of the foregoing P/BV multiples and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of price to book value (including AOCI) multiples of 0.52x to 1.74x (representing the low and high premium, respectively, of the implied price to book value multiples calculated for the transactions above) to (i) Argo Group’s book value (including AOCI) per common share (based on fully diluted common shares outstanding as of February 3, 2023, as provided by Argo Group’s management) for the period ending September 30, 2022 of $33.72 per common share (as reflected in Argo Group’s Quarterly Report on Form 10-Q for the period ended September 30, 2022, filed with the SEC on November 9, 2022) to derive a range of implied values per common share of $17.48 to $58.79 and (ii) Argo Group’s estimated book value (including AOCI) per common share (based on the fully diluted common shares outstanding as of February 3, 2023, as provided by Argo Group’s management) for the period ending December 31, 2022 of $31.04 per common share (as reflected in the financial projections) to derive a range of implied values per common share of $16.10 to $54.12.

8.	The disclosure in footnote 1 to the table on page 44 of the Proxy Statement in the section entitled “Certain Argo Group Prospective Financial Information” is hereby amended and restated as follows (with the new text underlined):

Projections assume (i) common share dividend of $0.31 per quarter ($1.24 per year) will be maintained and (ii) common share repurchase of $25 million in 2024 at $35.00 per share (approximately 15% discount to projected book value per share) and common share repurchases of $50 million in each subsequent year at approximately 100% of projected book value per share. Projections do not include free cash flow since this metric is less relevant for insurance companies than the disclosed metrics regarding estimated future capital returns to shareholders (e.g., future dividends and share repurchases).

—End of Supplemental Disclosures to Proxy Statement—

Cautionary Note Regarding Forward-Looking Statements

This material may include, and the Company and Brookfield Reinsurance may make related oral, forward-looking statements which reflect the Company’s or Brookfield Reinsurance’s current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general, and to the insurance and reinsurance sectors in particular (both as to underwriting and investment matters). Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “aim,” “likely,” “will,” “may,” “could,” “should” or “would” and similar statements of a future or forward-looking nature identify forward-looking statements in this material for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

The proposed transaction is subject to risks and uncertainties and factors that could cause the Company’s and Brookfield Reinsurance’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements herein including, but not limited to: (i) that the Company and Brookfield Reinsurance may be unable to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived, including the failure to obtain the Company shareholder approval for the proposed transaction or that a governmental authority may prohibit, delay or refuse to grant approval for the consummation of the transaction; (ii) uncertainty as to the timing of completion of the proposed transaction; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (iv) risks related to disruption of management’s attention from the Company’s or Brookfield Reinsurance’s ongoing business operations due to the proposed transaction; (v) the effect of the announcement of the proposed transaction on the Company’s or Brookfield Reinsurance’s relationships with its clients, employees, operating results and business generally; and (vi) the outcome of any legal proceedings to the extent initiated against the Company or Brookfield Reinsurance or others following the announcement of the proposed transaction, as well as the Company or Brookfield Reinsurance management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Form 10-K/A, and Quarterly Report on Form 10-Q, Brookfield Reinsurance’s Form 20-F and other documents of the Company or Brookfield Reinsurance on file with, or furnished to, the SEC. Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws. References to additional information about the Company and Brookfield Reinsurance have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this filing.